Exhibit 107

Calculation of Filing Fee Tables

F-1MEF

(Form Type)

 Garden Stage Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Ordinary Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per Ordinary Share	Rule 457(o)	575,000	-	$2,300,000	0.00014760	$339.48	-	-	-	-
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$2,300,000		$339.48
	Total Fees Previously Paid					-
	Total Fee Offsets					-
	Net Fee Due							$339.48

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), based on a proposed maximum aggregate public offering price of $2,300,000, which amount includes the underwriters’ over-allotment option. In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.